SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12
Gerber Scientific, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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August 10, 2005
Dear Shareholder:
      You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Gerber Scientific, Inc., which will be held at 2:30 p.m., local time, on Wednesday, September 21, 2005, at our corporate headquarters in South Windsor, Connecticut. The Notice of Annual Meeting and Proxy Statement that accompany this letter describe the matters to be voted on during the meeting. In addition, our management will make a presentation on this year’s operating results and recent developments affecting your Company. We hope you will be able to attend and participate in the meeting.
      Mr. David J. Logan is retiring as a Director effective on the date of the Annual Meeting as required by mandatory retirement guidelines established by the Board of Directors. We wish to acknowledge his numerous contributions and dedication to the Company over his many years of service.
      Mr. George M. Gentile has declined to stand for re-nomination for election to the Board of Directors. Mr. Gentile’s keen insight and depth of understanding of the Company and its businesses have been invaluable to all of us, and his wisdom and thoughtfulness will be greatly missed.
      Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you may vote your shares by telephone, over the Internet or by proxy card.
      On behalf of your Board of Directors, I would like to thank you for your continued support and interest in Gerber Scientific, Inc.

Sincerely,

Marc T. Giles
President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
PROXY STATEMENT
SECURITY OWNERSHIP
AGENDA ITEM 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
INDEPENDENT ACCOUNTANTS
REPORT OF THE AUDIT AND FINANCE COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2006
OTHER MATTERS
GERBER SCIENTIFIC, INC. 83 GERBER ROAD WEST SOUTH WINDSOR, CONNECTICUT 06074

GERBER SCIENTIFIC, INC.
83 GERBER ROAD WEST
SOUTH WINDSOR, CONNECTICUT 06074

Notice of Annual Meeting of Shareholders
to be held on September 21, 2005 at 2:30 p.m.
       The Annual Meeting of Shareholders of Gerber Scientific, Inc. will be held on Wednesday, September 21, 2005, at 2:30 p.m., local time, at the corporate headquarters of Gerber Scientific, 83 Gerber Road West, South Windsor, Connecticut. The Annual Meeting has been called for the following purposes:

1. to consider and vote upon a proposal to elect eight members of the Board of Directors; and

2.	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
      Only shareholders of record at the close of business on July 25, 2005 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
      Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote without attending the Annual Meeting, you should complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope that we have included for your convenience. Alternatively, you may vote through the Internet or by telephone as indicated on the enclosed proxy card. No postage is required if you mail the proxy in the United States. Even if you plan to attend the Annual Meeting, we would appreciate receiving your voting instructions before that date. Submitting the proxy before the Annual Meeting will not preclude you from voting in person at the Annual Meeting if you should decide to attend.
      All shareholders are invited to attend the Annual Meeting. No ticket is required for admittance. If you have any questions regarding this Notice of Annual Meeting or if you have special needs which require assistance, please call us at 1-800-811-4707, extension 8008, and we will be happy to assist you.

By Order of the Board of Directors,

William V. Grickis, Jr.
Secretary
South Windsor, Connecticut
August 10, 2005

GERBER SCIENTIFIC, INC.
83 GERBER ROAD WEST
SOUTH WINDSOR, CONNECTICUT 06074
Annual Meeting of Shareholders
to be held on September 21, 2005 at 2:30 p.m.

PROXY STATEMENT

GENERAL INFORMATION
      Gerber Scientific, Inc. (“Gerber Scientific” or the “Company”) is furnishing this Proxy Statement in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Shareholders to be held on Wednesday, September 21, 2005, at 2:30 p.m., local time, at the Company’s corporate headquarters, 83 Gerber Road West, South Windsor, Connecticut. For your convenience, directions to the corporate headquarters are included in this Proxy Statement at Appendix A.
      This Proxy Statement and the enclosed proxy card are first being mailed to the Company’s shareholders on or about August 10, 2005.
      The Annual Meeting has been called for shareholders to consider and vote upon the election of Directors and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Proxy Solicitation
      The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone, facsimile, e-mail and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also expects to make arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials.
      A list of shareholders entitled to notice of the Annual Meeting will be open to the examination of any shareholder during regular business hours beginning on August 10, 2005, at the Company’s corporate headquarters, 83 Gerber Road West, South Windsor, Connecticut, and at the time and place of the meeting during the whole time of the meeting.
Voting Procedures

Q:	What shares owned by me can be voted?

A:	You may only vote the shares of the Company’s common stock owned by you as of the close of business on July 25, 2005, the record date for the determination of shareholders entitled to notice of and to vote at the meeting. These shares include the following:

• shares of common stock held directly in your name as the shareholder of record; and

• shares of common stock held for you, as the beneficial owner, through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most of the Company’s shareholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

If your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you on behalf of the Company. As the shareholder of record, you have the right to grant your voting proxy to the Company officers specified on the enclosed proxy card or to vote in person at the meeting. The Company has enclosed a proxy card for you to use. Alternatively, you may vote through the Internet or by telephone as indicated on the enclosed proxy card.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being sent to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote and also are invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to the broker or nominee so that you receive a legal proxy to present at the meeting.

Q:	How can I vote my shares at the meeting?

A:	You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting. If you choose to vote in person at the Annual Meeting, please bring the enclosed proxy card and proof of identification with you to the meeting. You may vote shares that you beneficially own if you receive and present at the meeting a proxy from your broker or nominee, together with proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the shareholder of record or as the beneficial owner in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. If you are a shareholder of record, you may vote without attending the meeting as follows:

• By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

• By Telephone — You may submit your proxy by following the “Vote by Telephone” instructions on the proxy card.

• By Mail — You may do this by marking, dating and signing your proxy card and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if the proxy is mailed in the United States.

Shares of common stock that are represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting according to the instructions indicated in the proxy. If no instructions are indicated, the shares will be voted FOR approval of the proposal listed on the proxy card. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

If you are a beneficial owner of common stock, please refer to the voting instruction card included by your broker or nominee for applicable voting procedures.

Q:	How may I revoke a proxy or an Internet or telephone vote?

A:	A vote by Internet or telephone may be revoked by executing a later-dated proxy card, by subsequently voting through the Internet or by telephone, or by attending the Annual Meeting and voting in person. A shareholder executing a proxy card also may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company’s Corporate Secretary, by subsequently filing another proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not automatically revoke a shareholder’s prior Internet or telephone vote or the shareholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.

Q:	How does the Board recommend I vote on the proposal to elect the nominees to the Board?

A:	The Board recommends that shareholders vote FOR this proposal at the Annual Meeting.

Q:	What is the quorum for the meeting?

A:	Holders of record of the common stock on July 25, 2005 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting. As of the record date, 22,163,088 shares of common stock were outstanding. A majority of the shares of common stock outstanding as of the record date will constitute a quorum for the transaction of business at the meeting.

Q:	How are votes counted?

A:	Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the meeting, including the election of Directors, for each share held by such shareholder as of the record date. Votes cast in person at the Annual Meeting or by proxy, Internet vote or telephone vote will be tabulated by the inspector of election appointed for the Annual Meeting, who will determine whether a quorum is present. In the election of Directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

Q:	What vote is required on the proposal to elect the nominees to the Board?

A:	Individual Director nominees are elected by a plurality of the votes cast at the meeting. Accordingly, the Directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of Directors, votes may be cast in favor of or withheld with respect to any or all nominees. A “WITHHELD” vote for any nominee will be counted for purposes of determining the votes present at the meeting, but will have no other effect on the outcome of the vote for the election of Directors.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	This means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the meeting?

A:	The Company will announce preliminary voting results at the meeting and publish final results in its quarterly report on Form 10-Q for the second quarter of fiscal 2006.

Q:	Is my vote confidential?

A:	Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned to the Company and handled in a manner intended to protect your voting privacy. Your vote will not be disclosed except: (1) as needed to permit the Company to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Director candidates nominated by the Board. In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

Annual Report to Shareholders
      A copy of the Company’s annual report to shareholders for the 2005 fiscal year accompanies this Proxy Statement. The Company has filed an annual report on Form 10-K for the 2005 fiscal year with the Securities and Exchange Commission (the “SEC”). Shareholders may obtain, free of charge, a copy of the 2005 Form 10-K, without exhibits, by writing to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary. The annual report on Form 10-K is also available through the Company’s website at www.gerberscientific.com. The annual report to shareholders and the Form 10-K are not proxy soliciting materials.
SECURITY OWNERSHIP
      The following tables present information regarding beneficial ownership of the common stock as of June 30, 2005. This information has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities. Information with respect to persons other than the holders listed in the tables below that share beneficial ownership with respect to the securities shown is set forth following the applicable table.
      There were 22,316,955 shares of common stock outstanding as of June 30, 2005.
Principal Shareholders
      The following tables present, as of June 30, 2005, information based upon the Company’s records and filings with the SEC regarding each person, other than a Director, Director nominee or executive officer of the Company, known to the Company to be the beneficial owner of more than 5% of the common stock:

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership	Class (%)

Royce & Associates, LLC	1,880,800	8.4%
1414 Avenue of the Americas New York, NY 10019
Dimensional Fund Advisors, Inc.	1,743,232	7.8%
1299 Ocean Avenue Santa Monica, CA 90401
Cannell Capital LLC	1,306,615	5.9%
150 California Street 5th Floor San Francisco, CA 94111
Bank of America Corporation	1,240,093	5.6%
100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255
Putnam, LLC	1,209,818	5.4%
One Boston Post Office Square Boston, MA 02109
TCW Group, Inc., on behalf of the TCW Business Unit	1,131,790	5.1%
865 South Figueroa Street Los Angeles, CA 90017

      The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner. Except as otherwise indicated below, the information available to the Company indicates that the beneficial owners shown in the table above have sole voting and investment power with respect to the shares shown.
      The information concerning Royce Associates, LLC is based upon an amended statement on Schedule 13G filed with the SEC on January 28, 2005.
      The information concerning Dimensional Fund Advisors Inc. is based upon an amended statement on Schedule 13G filed with the SEC on February 9, 2005. Dimensional Fund Advisors Inc. reports that it is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors Inc. reports that, in its role as investment adviser or manager, it possesses investment and/or voting power over all of the shares shown, but that all of the shares shown are owned by the foregoing investment companies, trusts and separate accounts and that it disclaims beneficial ownership of such securities.
      The information concerning Cannell Capital LLC is based upon an amended statement on Schedule 13G filed with the SEC on February 15, 2005.
      The information concerning Bank of America Corporation is based upon an amended statement on Schedule 13G filed with the SEC on February 11, 2005, by Bank of America Corporation and certain other reporting persons identified in such Schedule 13G. Bank of America Corporation reports that it shares voting power with such other reporting persons with respect to 1,588,125 of the shares shown and shares investment power with such other reporting persons with respect to all of the shares shown.
      The information concerning Putnam, LLC is based upon a Schedule 13G filed with the SEC on February 11, 2005 by Putnam, LLC and certain other reporting person identified in such Schedule 13G. Putnam, LLC d/b/a Putnam Investments reports that it shares voting power with such other reporting persons with respect to 858,118 of the shares shown and shares investment power with such other reporting persons with respect to all of the shares shown.
      The information concerning TCW Group, Inc., on behalf of the TCW Business Unit, is based upon an amended statement on Schedule 13G filed with the SEC on February 14, 2005. TCW Group, Inc., on behalf of the TCW Business Unit, reports that it shares voting power with respect to 1,015,240 of the shares shown and shares investment power with respect to all of the shares shown.

Investment in Gerber Scientific by Directors and Executive Officers
      The following table presents, as of June 30, 2005, information regarding the beneficial ownership of the Company’s common stock by the following persons:

•	each Director;

•	each nominee to the Board;

•	the Company’s Chief Executive Officer and the other four executive officers named in the summary compensation table under “Executive Compensation”; and

•	all of the Company’s Directors and executive officers as a group.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Class (%)

Donald P. Aiken	51,061	*
Bernard J. Demko	122,963	*
George M. Gentile	153,378	*
Marc T. Giles	199,709	*
William V. Grickis, Jr.	3,334	*
Edward G. Jepsen	49,484	*
Randall D. Ledford	6,116	*
David J. Logan	32,312	*
John R. Lord	11,116	*
Elaine A. Pullen	86,828	*
Doris W. Skoch	96,667	*
Carole F. St. Mark	36,889	*
A. Robert Towbin	62,334	*
W. Jerry Vereen	42,630	*
All Directors and executive officers as a group (20 persons)	954,821	4.3

*	Less than one percent.
      The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the information available to the Company indicates that the beneficial owners shown in the table above have sole voting and investment power with respect to the shares shown.
      The shares shown as beneficially owned by Donald P. Aiken include 15,000 shares that Mr. Aiken has the right to purchase within 60 days of June 30, 2005 pursuant to the exercise of stock options and 32,061 shares deliverable to Mr. Aiken pursuant to the Gerber Scientific, Inc. Agreement for Deferment of Director Fees (the “Agreement for Deferment of Director Fees”), or deliverable to Mr. Aiken after he ceases to serve as a Director pursuant to the Gerber Scientific, Inc. Non-Employee Director’s Stock Grant Plan (the “Non-Employee Director’s Stock Grant Plan”).
      The shares shown as beneficially owned by Bernard J. Demko include 112,500 shares that Mr. Demko has the right to purchase within 60 days of June 30, 2005 pursuant to the exercise of stock options.
      The shares shown as beneficially owned by George M. Gentile include 59,000 shares that Mr. Gentile has the right to purchase within 60 days of June 30, 2005 pursuant to the exercise of stock options, 2,400 shares held of record by a trust for which Mr. Gentile serves as trustee, and 15,630 shares deliverable to Mr. Gentile after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.
      The shares shown as beneficially owned by Marc T. Giles include 160,000 shares that Mr. Giles has the right to purchase within 60 days of June 30, 2005 pursuant to the exercise of stock options.
      The shares shown as beneficially owned by William V. Grickis, Jr. include 3,334 shares that Mr. Grickis has the right to purchase within 60 days of June 30, 2005 pursuant to the exercise of stock options.
      The shares shown as beneficially owned by Edward G. Jepsen include 8,884 shares deliverable to Mr. Jepsen after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.
      All of the shares shown as beneficially owned by Randall D. Ledford consist of shares deliverable to Dr. Ledford after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.
      The shares shown as beneficially owned by David J. Logan include 16,000 shares that Mr. Logan has the right to purchase within 60 days of June 30, 2005 pursuant to the exercise of stock options, and 15,630 shares deliverable to Mr. Logan after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.
      The shares shown as beneficially owned by John R. Lord include 6,116 shares deliverable to Mr. Lord after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.
      The shares shown as beneficially owned by Elaine A. Pullen include 80,000 shares that Ms. Pullen has the right to purchase within 60 days of June 30, 2005 pursuant to the exercise of stock options.
      The shares shown as beneficially owned by Carole F. St. Mark include 15,000 shares that Ms. St. Mark has the right to purchase within 60 days of June 30, 2005 pursuant to the exercise of stock options and 20,889 shares deliverable to Ms. St. Mark pursuant to the Agreement for Deferment of Director Fees or deliverable to her after she ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.
      The shares shown as beneficially owned by Doris W. Skoch include 96,667 shares that Mrs. Skoch has the right to purchase within 60 days of June 30, 2005 pursuant to the exercise of stock options.
      The shares shown as beneficially owned by A. Robert Towbin include 17,000 shares that Mr. Towbin has the right to purchase within 60 days of June 30, 2005 pursuant to the exercise of stock options and 15,630 shares deliverable to Mr. Towbin after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.
      The shares shown as beneficially owned by W. Jerry Vereen include 17,000 shares that Mr. Vereen has the right to purchase within 60 days of June 30, 2005 pursuant to the exercise of stock options, 1,000 shares held of record by a trust for which Mr. Vereen serves as trustee, and 15,630 shares deliverable to Mr. Vereen after he ceases to serve as a Director pursuant to the Non-Employee Director’s Stock Grant Plan.
      The shares shown as beneficially owned by all Directors and executive officers as a group include a total of 751,508 shares that all Directors and executive officers as a group have the right to purchase within 60 days after June 30, 2005 pursuant to the exercise of stock options and a total of 136,586 shares deliverable to Directors pursuant to the Agreement for Deferment of Director Fees or pursuant to the Non-Employee Director’s Stock Grant Plan.
AGENDA ITEM 1:
ELECTION OF DIRECTORS
Nominees for Election as Directors
      The Company’s Amended and Restated Certificate of Incorporation provides that all Directors will stand for election for one-year terms ending at the 2005 Annual Meeting.

      The Company’s Amended and Restated By-Laws provide that the Board will consist of not fewer than three nor more than eleven Directors, with the exact number to be determined by Board resolution from time to time. Following the Annual Meeting, the number of Directors constituting the entire Board will be eight.
      The Board has nominated Donald P. Aiken, Marc T. Giles, Edward G. Jepsen, Randall D. Ledford, John R. Lord, Carole F. St. Mark, A. Robert Towbin, and W. Jerry Vereen as nominees for election as Directors of the Company for a one-year term, until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. Each of the nominees is currently serving as a Director.
      The nominees have indicated that they are willing and able to serve as Directors if elected. If any of such nominees should become unable or unwilling to serve, the proxies intend to vote for the replacement or replacements selected by the Nominating and Corporate Governance Committee of the Board.
      George M. Gentile, whose term as a Director expires at this Annual Meeting, has declined to stand for re-nomination for election to the Board. David J. Logan is retiring as a Director as required by mandatory retirement guidelines established by the Board.
Approval of Nominees
      Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. Accordingly, the Directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of Directors, votes may be cast in favor of or withheld with respect to any or all nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. You may not cumulate your votes in the election of Directors. If any nominee should become unable or unwilling to serve as a Director, the persons named in the proxy intend to vote for the election of such substitute nominee for Director as the Board may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a Director.
      The Board recommends a vote FOR the election of each of the nominees to serve as Directors.
Information about the Nominees
      Biographical information concerning each of the nominees is presented below.
      Donald P. Aiken, age 61, has served as a Director since 1997 and has served as Chairman of the Board of the Company since February 1, 2004. He has served as a consultant to ABB, Inc., a provider of power and automation technology products and systems to the industrial and utility markets, since February 1, 2004. Mr. Aiken served as President and Chief Executive Officer of ABB, Inc. from February 2001 to January 2004. He was President and Chief Executive Officer of Aiken Associates, a management consulting firm, from August 1999 to February 2001. Mr. Aiken also serves on the boards of Xerium Technologies, Inc., a manufacturer and supplier of products used in the production of paper, and ABB Lummus Global, a subsidiary of ABB Ltd. and a provider of engineering, procurement and construction-related services for customers in the oil and gas, petrochemical and refining, and power industries.
      Marc T. Giles, age 49, has served as President and Chief Executive Officer of Gerber Scientific since November 2001. Mr. Giles began his career with Gerber Scientific in November 2000 as a Senior Vice President of the Company and President of Gerber Technology, Inc. Before joining Gerber Scientific, Mr. Giles spent twelve years with FMC Corp., a producer of machinery and chemicals for industry and agriculture, where he served in a number of senior positions in sales and marketing management, strategy development, mergers and acquisitions, and general management. Mr. Giles serves on the board of directors of the Charter Oak Chapter of the American Red Cross.
      Edward G. Jepsen, age 61, has served as a Director since 2003. Mr. Jepsen has served as an advisor to Amphenol Corporation since January 2005. Mr. Jepsen was the Executive Vice President and Chief Financial Officer of Amphenol Corporation from November 1988 until December 31, 2004. Amphenol Corporation is a manufacturer of electronic interconnect components. Mr. Jepsen is a member of the board of directors of

Amphenol Corporation and is a director of and chair of the audit committee of TRC Companies, Inc. He serves as Chair of the Company’s Audit and Finance Committee.
      Randall D. Ledford, Ph.D., age 55, has served as a Director since 2003. Dr. Ledford has served since 1997 as Senior Vice President and Chief Technology Officer of Emerson Electric Company and as President of Emerson Venture Capital. Emerson Electric is engaged principally in the worldwide design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems. Dr. Ledford serves on the board of Interphase, Inc. He serves on the Company’s Audit and Finance Committee and its Nominating and Corporate Governance Committee.
      John R. Lord, age 61, has served as a Director since 2003. Mr. Lord has served since January 1, 2000 as the non-executive chairman of Carrier Corporation. Mr. Lord was president and CEO of Carrier Corporation from April 1995 until his retirement in January 2000. Carrier Corporation, a division of United Technologies Corp., is the world’s largest manufacturer of air conditioning, heating and refrigeration equipment. Mr. Lord currently serves as a director of Amphenol Corporation. He serves on the Company’s Audit and Finance Committee and its Management Development and Compensation Committee.
      Carole F. St. Mark, age 62, has served as a Director since 1997. Ms. St. Mark is the founder and President of Growth Management LLC, a business development and strategic management company. Prior to her association with Growth Management LLC, Ms. St. Mark was employed by Pitney Bowes, Inc., a provider of office equipment and services, from 1980 to 1997, during which period she served in several senior positions, including president and chief executive officer of Pitney Bowes Business Services. Ms. St. Mark serves as Chair of the Company’s Nominating and Corporate Governance Committee and serves on its Management Development and Compensation Committee.
      A. Robert Towbin, age 69, has served as a Director since 1992. Mr. Towbin has been Managing Director of Stephens Inc., an investment banking firm, since November 2001, and Principal, Stephens Financial Group, wholly owned by Stephens Inc. since April 2002. Mr. Towbin was formerly co-chairman of C.E. Unterberg, Towbin, an investment banking firm, from 2000 to 2001 and served as senior managing director of C.E. Unterberg, Towbin from 1995 to 1999. Mr. Towbin serves on the board of directors of Globecomm Systems, Inc. and North Fork Bancorporation, Inc. He serves on the Company’s Audit and Finance Committee and its Nominating and Corporate Governance Committee.
      W. Jerry Vereen, age 63, has served as a Director since 1994. Mr. Vereen has served since 1976 as President of Riverside Manufacturing Company and its subsidiaries and currently is Chairman, President and Chief Executive Officer. Riverside Manufacturing Company is primarily engaged in manufacturing and selling uniforms and business apparel to businesses worldwide and renting and cleaning uniforms for businesses in several southern states. Mr. Vereen serves on the board of directors of Georgia Power Company, where he also serves on the executive committee, the controls and compliance committee and the nuclear operations overview committee, of which he is chairman. Mr. Vereen serves as Chair of the Company’s Management Development and Compensation Committee and serves on its Audit and Finance Committee and Nominating and Corporate Governance Committee.
Director Emeritus
      Stanley Simon, a member of the Company’s Board from 1967 to 1997, serves as a director emeritus. Mr. Simon is the founder of Stanley Simon and Associates, a financial and management consulting firm.
Board of Directors and Committees of the Board of Directors
      The Board currently has a standing Audit and Finance Committee, a standing Management Development and Compensation Committee, and a standing Nominating and Corporate Governance Committee. The Board held thirteen meetings during the Company’s 2005 fiscal year, which ended on April 30, 2005, and acted by written consent on two occasions. During fiscal 2005, each Director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period such Director served as a

Director and the total number of meetings held by each committee of the Board on which such Director served during the period for which such Director served.
      Director Independence. The Board has affirmatively determined that all of the current Directors other than Marc T. Giles are “independent” of the Company within the meaning of rules governing NYSE-listed companies. For a Director to be “independent” under the New York Stock Exchange (“NYSE”) rules, the Board must affirmatively determine that the Director has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. The Board has adopted a categorical independence standard which, if met, will not affect the independence of a Director if the Director’s service as an employee of any company that has made payments to, or received payments from, the Company for property or services in an amount which in any of the last three fiscal years does not exceed the greater of $750,000 or 2% of such other company’s consolidated gross revenues.
      Consistent with the NYSE rules, the Company’s Corporate Governance Principles require the Company’s independent Directors to meet in executive session at every Board or committee meeting without any management director or other member of management present. The Chair of the Board will preside over each executive session if he or she is a non-management Director. If the Chair of the Board is a management Director, the Chair of the Audit and Finance Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee, as applicable, will preside as Chair at each executive session of the non-management Directors at which the principal items to be considered are within the scope of the authority of such Chair’s committee.
      Audit and Finance Committee. The Audit and Finance Committee, which held twelve meetings during fiscal 2005, currently consists of Mr. Jepsen, who is the Chair, Messrs. Ledford, Lord, Towbin and Vereen. The Board has determined that each of the members of the Audit and Finance Committee satisfies the independence standards of the NYSE. The Board also has determined that Edward G. Jepsen is an “audit committee financial expert,” as such term is defined in Item 401(h)(2) of Regulation S-K promulgated by the SEC, and is independent of management. This Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of the audit with management and the independent auditors, reviewing the internal audit function, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Company’s policies and procedures regarding adherence with legal requirements.
      Management Development and Compensation Committee. The Management Development and Compensation Committee, which held eleven meetings during fiscal 2005, currently consists of Mr. Vereen, who is the Chair, Mr. Lord and Ms. St. Mark. This committee is responsible for establishing the compensation and benefits of the Company’s executive officers, monitoring compensation arrangements applicable to management employees for consistency with corporate objectives and shareholders’ interests, addressing matters related to executive succession planning, and administering the Company’s employee benefit plans. Each member of this committee is independent within the meaning of the NYSE rules requiring members of compensation committees to be independent.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which held seven meetings during fiscal 2005, currently consists of Ms. St. Mark, who is the Chair, and Messrs. Ledford, Towbin and Vereen. This committee is responsible for recommending candidates for election to the Board and for making recommendations to the Board regarding corporate governance matters, including Board size, membership qualifications and Board committees. Each member of this committee is independent within the meaning of the NYSE rules requiring members of nominating committees to be independent.
      The written charters governing the Audit and Finance Committee, the Management Development and Compensation Committee, and the Nominating and Corporate Governance Committee, as well as the Company’s Corporate Governance Principles, are posted on the governance page of the Company’s website at

www.gerberscientific.com. You may also obtain a copy of any of these documents without charge by writing to: Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.
Director Nomination Process
      The Board has, by resolution, adopted a Director nominations policy. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of Director nominees are selected. The nominations policy is administered by the Nominating and Corporate Governance Committee of the Board.
      The Board does not currently prescribe any minimum qualifications for Director candidates. Consistent with the criteria for the selection of Directors approved by the Board, the Nominating and Corporate Governance Committee will take into account the Company’s current needs and the qualities needed for Board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a Director; independence under SEC and NYSE rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other Board members. In the case of incumbent Directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will review such Directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such Directors with the Company during their term. For those potential new Director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.
      The Nominating and Corporate Governance Committee may use multiple sources for identifying Director candidates, including its own contacts and referrals from other Directors, members of management, the Company’s advisors, and executive search firms. The Nominating and Corporate Governance Committee will consider Director candidates recommended by shareholders and will evaluate such Director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for Director nominees for the Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee will consider any written recommendations of Director candidates by shareholders received by the Corporate Secretary of the Company not later than 120 days before the anniversary of the previous year’s Annual Meeting of Shareholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.
      The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s Director nominations process. The Nominating and Corporate Governance Committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the nominations policy at any time, in which case the most current version will be available on the governance page of the Company’s website at www.gerberscientific.com.
Communications with the Board of Directors
      The Board welcomes communications from its shareholders, and has adopted a procedure for receiving and addressing those communications. Shareholders may send written communications to the full Board, the non-management Directors as a group or any individual Director by addressing such a communication to the attention of the Corporate Secretary at the following address: Gerber Scientific, Inc., 83 Gerber Road West,

South Windsor, Connecticut 06074. The Corporate Secretary will review and forward all shareholder communications to the intended recipient.
      Of the Company’s eleven Directors at the time of the 2004 Annual Meeting of Shareholders, nine attended such Annual Meeting. The Board has adopted a policy that all Directors should attend the Annual Meeting of Shareholders.
Director Compensation
      Fees. Directors who are not employees of the Company receive fees of $20,000 annually plus fees of $1,500 for each Board meeting attended, $1,500 for each committee meeting attended or, if chair of a committee, $3,000 for each committee meeting attended, in each case whether attendance is in person or by conference telephone. All such fees are paid in cash. Directors who are also employees of the Company receive no fees for their service on the Board. All Directors are entitled to reimbursement for their reasonable out-of-pocket travel expenditures.
      Equity Grants. Pursuant to the Non-Employee Director’s Stock Grant Plan, Directors who are not employees of the Company are credited annually with shares of the Company’s common stock having a fair market value at the time of the award equal to $25,000. One quarter of these shares are credited to a Director’s account on the last business day of each calendar quarter using the fair market value of the common stock on such dates. Delivery of the shares credited to a Director is deferred until such Director ceases to serve as a Director. These shares are issued pursuant to the Plan.
      Chairman’s Fee. Mr. Donald P. Aiken serves as Chairman of the Board. In addition to receiving the Director compensation described above, Mr. Aiken receives a fee of $12,500 per month for his services as Chairman.
      Deferrals. Pursuant to the Agreement for Deferment of Director Fees, each non-employee Director may elect to defer all or part of the Director’s annual retainer fees and Board and committee meeting attendance fees until a future date selected by the Director. Until the termination of the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan in August 2002, a Director could elect to have the deferral held in cash, on which interest accrues at market rates, or in shares of the common stock issued under that plan. Upon termination of the 1992 Non-Employee Director Stock Option Plan, deferred amounts are held in cash, on which interest accrues at market rates. The Agreement provides for dividends to be credited on the shares of the common stock held in a Director’s share account established in accordance with the Agreement. These arrangements remain in effect notwithstanding the termination of the 1992 Non-Employee Director Stock Option Plan.
Complaint Process
      The Company has established formal procedures for receiving and handling complaints regarding accounting, auditing and internal controls matters. The Company has a telephone hotline for employees to submit their concerns regarding violations or suspected violations of law and for reporting questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters on a confidential, anonymous basis. Employees or others can report concerns by calling 1-866-384-4277, by filing a report on www.ethicspoint.com, or by writing to the addresses provided in the Company’s Policy for Handling Complaints, which is posted on the governance page of the Company’s website at www.gerberscientific.com. Any concerns regarding accounting or auditing matters so reported will be communicated to the Chair of the Audit and Finance Committee.
Financial Code of Ethics and Code of Business Conduct and Ethics
      The Company has adopted a Financial Code of Ethics applicable to its Chief Executive Officer and its senior financial officers that meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K. In addition, the Company has adopted a Code of Business Conduct and Ethics applicable to all Directors, officers, and employees. The Code of Business Conduct and Ethics sets forth the Company’s policies and expectations with respect to the conduct and ethical standards expected of covered individuals. It addresses a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of the Company’s assets. The Financial Code of Ethics and the Code of Business Conduct and Ethics are posted on the governance page of the Company’s website at www.gerberscientific.com. You may obtain copies without charge by writing to: Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.
EXECUTIVE COMPENSATION
      The following table sets forth the compensation paid to the Chief Executive Officer of the Company and to each of the Company’s four other most highly compensated executive officers for fiscal 2005, who are referred to collectively in this Proxy Statement as the “named executive officers”:
Summary Compensation Table

					Long-Term Compensation

	Annual Compensation				Awards		Payouts

				Other		Securities	Long
				Annual	Restricted	Underlying	Term	All Other
		Salary	Bonus	Compensation	Stock	Options/SARs	Incentive	Compensation
Name and Principal Position	Year	($)	($)(1)	($)	Awards	(#)(2)	Plan	($)(3)

Marc T. Giles(4)	2005	$471,385	$—	$—	—	100,000	—	$1,200
President and Chief Executive	2004	345,000	—	—	—	—	—	398
Officer	2003	345,000	284,638	—	—	60,000	—	1,200
Bernard J. Demko(5)	2005	264,374	—	—	—	25,000	—	1,200
Senior Vice President, Gerber	2004	252,220	—	—	—	—	—	800
Scientific, Inc.-Gerber	2003	236,473	126,110	—	—	25,000	—	1,200
Scientific Operations
Elaine A. Pullen(6)	2005	227,404	—	—	—	10,000	—	1,200
Senior Vice President; Chief	2004	225,000	—	—	—	—	—	800
Technology Officer	2003	225,000	112,500	—	—	20,000	—	1,200
William V. Grickis, Jr.(7)	2005	235,817	—	—	—	25,000	—	1,200
Senior Vice President, General	2004	128,423	—	—	—	10,000	—	800
Counsel and Secretary
Doris W. Skoch(8)	2005	235,000	—	47,994	—	10,000	—	1,200
Senior Vice President;	2004	235,000	—	80,326	—	—	—	800
President, Spandex Ltd.	2003	235,000	97,917	102,239	—	25,000	—	1,200

(1)	The terms of the Company’s 2000-2004 Executive Annual Incentive Bonus Plan (the “bonus plan”) provides that the named executive officers and other designated executives who elect to direct up to 50% of their bonuses toward the purchase of common stock at the then current market price, with the number of shares purchased reduced by applicable withholding taxes, will receive an award of shares of restricted stock equal in value to one-third of the bonus amount received in common stock, before tax withholdings. The amount shown above for Mr. Giles for fiscal 2003 includes the value of a restricted stock award under the bonus plan.

(2)	Represents shares of common stock subject to options granted under the 1992 Employee Stock Plan during fiscal 2003, and shares of common stock subject to options granted under the 2003 Employee Stock Option Plan during fiscal years 2004 and 2005.

(3)	Matching contributions under Gerber Scientific’s 401(k) defined contribution plan.

(4)	Bonus compensation included the value of a restricted stock award under the bonus plan in fiscal 2003 (3,645 shares: $25,880).

(5)	Bernard J. Demko was appointed Senior Vice President, Gerber Scientific, Inc. — Gerber Scientific Operations effective April 21, 2005. Mr. Demko served as Chief Operating Officer from September 2002 until April 2005.

(6)	Elaine A. Pullen was appointed Chief Technology Officer of Gerber Scientific effective November 1, 2004 and continues to serve as a Senior Vice President of the Company. Ms. Pullen served as President of Gerber Scientific Products from August 2001 until November 2004.

(7)	William V. Grickis, Jr. was appointed Senior Vice President and General Counsel on October 1, 2003 and Secretary of the Company on November 20, 2003.

(8)	Doris W. Skoch was appointed Senior Vice President of Gerber Scientific and President of Spandex Ltd. effective September 30, 2002. Prior to such appointments, Mrs. Skoch was Group Managing Director of Spandex PLC. Other annual compensation included: in fiscal 2003, $66,203 for relocation expenses and $36,036 for cost of living adjustments; in fiscal 2004, $50,074 for costs incurred in connection with the sale of Mrs. Skoch’s home and $30,252 for cost of living adjustments; and in fiscal 2005, $47,994 for cost of living adjustments. Mrs. Skoch retired effective April 30, 2005.
Stock Option Grants in Fiscal 2005

	Individual Grants				Potential Realizable
	Number of				Value at Assumed
	Securities	% of Total	Exercise or		Annual Rates of Stock
	Underlying	Options Granted	Base Price		Price Appreciation for
	Option Granted	to Employees in	per Share	Expiration	Option Term ($)
	(#)(1)	Fiscal Year	($)(2)	Date	5%(3)	10%(3)

Marc T. Giles	100,000	23%	$6.85	7/7/2014	$431,000	$1,092,000
Bernard J. Demko	25,000	6%	$6.28	8/2/2014	99,000	250,000
Doris W. Skoch	10,000	2%	$6.28	8/2/2014	39,000	100,000
Elaine A. Pullen	10,000	2%	$6.28	8/2/2014	39,000	100,000
William V. Grickis, Jr.	25,000	6%	$6.28	8/2/2014	99,000	250,000

(1)	These options, granted pursuant to the Company’s 2003 Employee Stock Option Plan, vest in three annual installments beginning one year from the date of grant, subject to accelerated vesting in certain circumstances.

(2)	These options were granted at the fair market value of the Company’s common stock on the date of grant.

(3)	Pursuant to SEC rules, these columns show gains that might exist for the options over a period of ten years at 5% and 10% annual compounded appreciation in the stock price. This method of valuation is hypothetical, if the stock price does not increase above the exercise price, the compensation to the named executive officers will be zero. If this same methodology was used to determine the potential realizable gain for all shareholders over a period representative of the grants listed above, the gain based on 5% annual appreciation would be approximately $92,789,000 and the gain based on 10% annual appreciation would be approximately $235,145,000. The potential gain related to the options granted to the named executive officers represents approximately 0.76% of the total potential gain to all shareholders using this valuation method. These are assumed rates of appreciation and are not intended to forecast future appreciation of the Company’s common stock. Actual gains, if any, on option exercises and share holdings are dependent on the future performance of the Company’s stock price.

Stock Option Exercises in Fiscal 2005
      The following table sets forth information concerning all stock options exercised during fiscal 2005 and unexercised stock options held at the end of that fiscal year by the named executive officers:
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares		Year-End (#)		Fiscal Year-End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized($)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable

Marc T. Giles	—	$—	140,000	120,000	$150,200	$97,600
Bernard J. Demko	—	—	117,467	33,333	62,418	51,082
Doris W. Skoch	—	—	96,667	—	62,368	—
William V. Grickis, Jr.	—	—	3,334	31,666	—	20,000
Elaine A. Pullen	—	—	73,333	16,667	49,732	32,868

(1)	Represents the difference between the option exercise price and the closing price of the common stock on the NYSE on April 30, 2005, the last trading day in fiscal 2005. All stock options are granted at the fair market value of the common stock on the date of grant. The closing price of Gerber Scientific’s shares of common stock on April 30, 2005 was $7.08 per share.
Equity Compensation Plan Information
      The table below provides information relating to the Company’s equity compensation plans as of April 30, 2005. As of that date, the Gerber Scientific, Inc. 2003 Employee Stock Option Plan, the Gerber Scientific, Inc. Non-Employee Director’s Stock Grant Plan and the Gerber Scientific, Inc. 2005-2006 Executive Annual Incentive Bonus Plan were the three equity compensation plans of the Company that were in effect and pursuant to which the Company may make future awards. In addition, options to purchase common stock and restricted stock awards remained outstanding as of that date under two equity compensation plans that expired in August 2002, the Gerber Scientific, Inc. 1992 Employee Stock Plan and the Gerber Scientific, Inc. 1992 Non-Employee Director Stock Option Plan. All of the foregoing plans were approved by the Company’s shareholders. Additional options were also outstanding as of April 30, 2005 pursuant to an option awarded to Mr. George M. Gentile, a Director of the Company, outside of the foregoing plans, as described below.

				Number of Securities
				Remaining Available
	Number of Securities			for Future Issuance
	to be Issued Upon the		Weighted-Average	Under Equity
	Exercise of Outstanding		Exercise Price of	Compensation Plans
	Options, Warrants and		Outstanding Options,	(Excluding Securities
	Rights (#)		Warrants and Rights($)	in Column(#) (a))

Plan Category	(a)		(b)	(c)

Equity compensation plans approved by shareholders	3,429,146		$11.64	442,000	(1)(2)
Equity compensation plans not approved by shareholders	50,000	(3)	$9.34	—

Total	3,479,146		$11.77	442,000	(1)(2)

(1)	Excludes 7,300 shares of unvested restricted stock under the Gerber Scientific, Inc. 1992 Employee Stock Plan as of April 30, 2005. Excludes 20,500 shares of restricted stock outstanding under the Gerber Scientific, Inc. 2003 Employee Stock Option Plan as of April 30, 2005.

(2)	Represents 442,000 shares of common stock remaining available for issuance pursuant to awards under the Gerber Scientific, Inc. 2003 Employee Stock Option Plan and 77,615 shares of common stock remaining available for issuance pursuant to awards under the Gerber Scientific, Inc. Non-Employee Director’s Stock Grant Plan as of April 30, 2005. Up to 429,500 of the shares of common stock remaining available for issuance pursuant to awards under the Gerber Scientific, Inc. 2003 Employee Stock Option Plan and any or all of such shares of common stock remaining available for issuance pursuant to awards under the Gerber Scientific, Inc. Non-Employee Director’s Stock Grant Plan may be issued pursuant to awards other than upon the exercise of an option, warrant or right.

(3)	Represents shares subject to an option awarded to Mr. Gentile outside of Gerber Scientific’s equity compensation plans. Upon his appointment as Chairman of the Board of the Company, Mr. Gentile was granted an option to purchase 50,000 shares of common stock. The exercise price of the option is $9.34 per share, which was the closing price of the common stock on the NYSE on December 7, 2001, the date on which his appointment was memorialized in writing. The option became exercisable on November 28, 2002 and will expire on December 6, 2011. The option will terminate if Mr. Gentile is removed from the Board for cause or at the expiration of a period of five years following the termination of Mr. Gentile’s Directorship for any other reason.

Pension Plans
      The Company maintains a non-contributory qualified defined benefit pension plan, the Gerber Scientific, Inc. and Participating Subsidiaries Pension Plan, and a supplemental pension benefit plan, the Gerber Scientific, Inc. and Participating Subsidiaries Supplemental Pension Benefit Plan, covering domestic employees. Employees who commence employment on or after May 1, 2004 are not eligible to participate in the either plan. Effective May 1, 2004, retirement benefits under the pension plan are based on an employee’s months of service and average annual compensation during the employee’s last ten calendar years of service, but are not less than the retirement benefits the employee would have been entitled to on April 30, 2004. Compensation for this purpose includes salary and other compensation paid by the Company and reportable on Form W-2, and certain pre-tax elective contributions, but excludes fringe benefits (cash and non-cash), compensation related to stock option plans which is reported in the summary compensation table in this Proxy Statement and certain other benefits and payments. The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits which may be payable from the pension plan. Retirement benefits in excess of these limitations and certain other supplemental retirement benefits are provided under the supplemental pension plan, which is a non-qualified arrangement.
      The following table shows the estimated annual benefits payable to a participant attaining age 65 in 2005 under the pension plan and the supplemental pension plan for specified years of service at age 65. The table assumes that the given level of compensation is the compensation for the last calendar year in the ten-year averaging period, and uses a four percent per year salary progression to determine ten-year average compensation. The benefits shown in the table are formula benefits, which include and reflect a reduction for Social Security benefits. Each of the benefits shown is payable as a straight life annuity. Benefits are reduced if a survivor’s benefit is elected. On retirement at ages earlier than 65, benefits may be reduced depending upon age and years of service at retirement.

	Years of Service

Remuneration ($)	5	10	15	20	25	30	35	40

$125,000	$6,030	$12,060	$18,090	$24,120	$30,150	$36,202	$44,110	$52,018
150,000	7,612	15,223	22,835	30,446	38,058	45,692	55,182	64,671
175,000	9,193	18,386	27,580	36,773	45,966	55,182	66,253	77,324
200,000	10,775	21,550	32,324	43,099	53,874	64,671	77,324	89,377
225,000	12,356	24,713	37,069	49,426	61,782	74,161	88,396	102,630
250,000	13,938	27,876	41,814	55,752	69,690	83,651	99,467	115,283
300,000	17,101	34,203	51,304	68,405	85,507	102,630	121,610	140,589
400,000	23,428	46,856	70,283	93,711	117,139	140,589	165,895	191,201
500,000	29,754	59,509	89,263	119,017	148,772	178,548	210,181	241,813
600,000	36,081	72,162	108,242	144,323	180,404	216,507	254,466	292,425
700,000	42,407	84,815	127,222	169,629	212,037	254,466	298,752	343,037
800,000	48,734	97,468	146,201	194,935	243,669	292,425	343,037	393,649

     As of normal retirement age (65) or attained age, if later, the years of service credited for retirement benefits for the named executive officers would be as follows, assuming continued service to age 65:

Years of Service
Name of Executive Officer	Credited

Marc T. Giles	20
Bernard J. Demko	39
Doris W. Skoch	9
Elaine A. Pullen	18
William V. Grickis, Jr.	12
      The current compensation covered by the plans for the named executive officers does not differ substantially from that set forth in the annual compensation columns of the summary compensation table.
Severance Policy
      In 1999, the Management Development and Compensation Committee adopted and, effective October 1, 2002 amended and restated, the severance policy for the Company’s senior officers. The severance policy sets forth payments and other benefits to be made to senior officers of the Company and its subsidiaries, including each of the named executive officers, in the event the officer’s employment is terminated by the Company (or the employing subsidiary) without “cause,” as defined in the severance policy.
      Under the severance policy, if the Company terminates such senior officer’s employment without “cause,” the officer is entitled to receive:

•	a pro rata portion of the bonus he or she would have received under the bonus plan if the officer had continued to be employed through the end of the fiscal year;

•	his or her base salary for a designated severance period; and

•	for a designated severance period and subject to any applicable employee contributions, health insurance coverage under the health insurance plan provided to the covered officer immediately prior to the termination of such officer’s employment.
      “Cause” is defined in the policy as the willful and continued failure by the covered officer substantially to perform the covered officer’s duties with the Company or the willful engaging by the covered officer in conduct that is demonstrably and materially injurious to the Company, as determined in the Company’s sole discretion.
      The severance period is 16 months for the Chief Executive Officer and 12 months for Senior Vice Presidents. Lesser time periods are applicable for other covered officers. All such benefits are subject to forfeiture under certain circumstances, including if the covered officer is engaged in full time-employment with a business that is competitive with the Company. The severance policy provides for reduced benefits if at any time during the severance period a covered officer obtains full-time employment with a business that is not competitive with the Company. As a condition of receiving such severance benefits, a covered officer is required to execute a written agreement releasing the Company from and against any and all claims which the covered officer may have against the Company relating in any way to the covered officer’s employment or the termination thereof.
401(k) Plan
      The Company’s 401(k) deferred compensation plan covers domestic employees. Under the 401(k) plan, participating employees may contribute up to 100% of their eligible pay on a “pre-tax” basis, subject to a 2005 calendar year limitation of $14,000. The Company matches 50% of the first 6% of a participant’s pre-tax contribution, up to a maximum annual contribution by the Company of $1,200 per participant. In addition, participating employees may contribute up to 100% of their eligible pay using any combination of pre-tax or after-tax contributions subject to a total contribution limit (pre-tax savings subject to limits fixed by the

Internal Revenue Service, plus after-tax savings and employer match) of $42,000 for the calendar year. The Company temporarily suspended elective matching contributions under the 401(k) plan from January 2004 to May 2004.
Executive Annual Incentive Bonus Plan
      The Gerber Scientific, Inc. 2005–2006 Executive Annual Incentive Bonus Plan was approved by the Company’s shareholders in 2004. The bonus plan provides for annual incentive bonus payments to be made to corporate officers, including the named executive officers and other executives designated by the Management Development and Compensation Committee, upon the achievement of pre-established performance goals which are linked to the financial performance of the Company and its subsidiaries for fiscal years 2005-2006. The Management Development and Compensation Committee established the performance goals each fiscal year from a number of financial objectives defined in the bonus plan, including cash flow and earnings before interest and taxes, or “EBIT.”
      The target bonus potential for each fiscal year is fixed by the Management Development and Compensation Committee as a percentage of the executive’s base salary at the close of the fiscal year. Newly hired executives who are designated as participants in the bonus plan share pro-rata in the bonus plan, provided they are on the active payroll of the Company or a designated subsidiary as of April 30 of the applicable year of their first being hired and have been employed continuously for at least the two months prior to April 30 of that year. The Management Development and Compensation Committee established that for fiscal year 2005 the target bonus potential for the Chief Executive Officer was 75% of salary and the target bonus potential for the other named executive officers was 50% of base salary. The maximum cash bonus payable to any designated executive is two times the target bonus potential, with the amount payable determined by the degree of achievement of the performance goals applicable to either the Company or a designated subsidiary where the executive is employed.
      Under the bonus plan, designated executives are able to elect to direct up to 50% of their bonuses toward the purchase of the Company’s common stock at the then current market price, with the number of shares purchased reduced by applicable withholding taxes. Any executive who makes this election receives an award of shares of restricted stock equal in value to one-third of the bonus amount elected to be paid in stock (before tax withholdings). The restricted stock vests one-third each year over a three-year period, so long as the executive remains in the employ of the Company or a subsidiary and continues to hold the underlying bonus stock for the entire vesting period. If the executive disposes of any or all of the bonus stock during the three-year vesting period, a proportional amount of any unvested restricted stock is forfeited.
      Subject to the terms of the severance policy and/or an executive’s change in control agreement, payment of any cash bonus under the bonus plan is conditional upon the executive’s continued employment by the Company through the last day of the fiscal year. The Management Development and Compensation Committee is authorized to interpret and administer the bonus plan, and to make amendments or to terminate the plan. However, any material amendments which would increase benefits or change performance goals criteria require shareholder approval.
      The maximum number of shares of the Company’s common stock available for purchase under the bonus plan is 250,000, of which not more than 83,334 shares may be issued as restricted stock.
Separation Agreement
      On December 21, 2004, the Company entered into a separation agreement with Doris W. Skoch, who served as Senior Vice President of the Company and President of the Company’s Spandex Ltd. unit. As announced on November 10, 2004, Mrs. Skoch ceased to be employed by the Company after April 30, 2005, the end of the Company’s fiscal year. Under the terms of the separation agreement, Mrs. Skoch served in her current positions until January 31, 2005. Thereafter, until April 30, 2005, she remained available to provide such services as the Company required. Following the termination of her employment, Mrs. Skoch received a severance payment, payable in accordance with the Company’s normal employee payroll practices, in an amount equal to six months of her current base salary and was eligible to receive any annual incentive bonus awarded by the Management Development and Compensation Committee of the Board of Directors for fiscal year 2005 pursuant to the Company’s 2005-2006 Executive Annual Incentive Bonus Plan. Mrs. Skoch agreed not to compete with the Company for a period of two years after April 30, 2005.
Compensation Agreement
      On February 3, 2005, the Board appointed Jay Zager as Senior Vice President and Chief Financial Officer of the Company effective on February 28, 2005. Under the terms of his employment arrangement with the Company, Mr. Zager receives a base salary payable at an annual rate of $300,000. Under his employment arrangement and on the first day of his employment, Mr. Zager was granted stock options to purchase 100,000 shares of the Company’s common stock at a price equal to the fair market value on the date of grant. The options vest in three equal annual installments beginning one year from the date of grant. Mr. Zager also received a bonus of $50,000 upon starting employment with the Company and is entitled to receive guaranteed minimum bonus payments of $37,500 annually for fiscal years 2005, 2006, and 2007. Mr. Zager is eligible to participate in the Company’s 2005-2006 Executive Annual Incentive Bonus Plan at a bonus target of 50 percent of his annual base salary and to participate in the Company’s other compensation and benefits programs that are available to Gerber Scientific Senior Vice Presidents generally. Mr. Zager has entered into a change in control agreement with the Company pursuant to which he is entitled to receive, upon a “change in control” (as defined in the agreement), a lump sum payment equal to a multiple of two and one-half years of his annual salary and target bonus; continuation of health and life insurance and other employee welfare benefits provided by Gerber Scientific; immediate vesting of stock options; and reimbursement of federal excise taxes, if any, resulting from the payment of the benefits under the agreement. Mr. Zager is also eligible for payments set forth in the Company’s severance policy, which entitle him to receive, if Gerber Scientific terminates his employment without “cause” (as defined in the agreement), a pro rata portion of the bonus he would have received under the bonus plan if he had continued to be employed through the end of the fiscal year; his base salary for his designated severance period; and for his designated severance period and subject to any applicable employee contributions, health insurance coverage under the health insurance plan provided to him prior to termination. Mr. Zager’s designated severance period will be three months for his first twelve month period of employment and twelve months thereafter.
Change in Control Agreements
      The Company has entered into change in control agreements with some of its designated executives, including each of the named executive officers.
      For purposes of the agreements, the term “change in control” is defined to include certain changes in beneficial ownership of the Company’s common stock, including generally the acquisition by any person or group of persons of the Company’s voting securities representing 30% or more of the total number of votes eligible to be cast at any election of Directors of the Company. A “change in control” also includes certain business combinations, liquidations, and, under certain circumstances, an event which results in the persons who are then the incumbent Directors of the Company ceasing to constitute a majority of the Board.
      The agreements are operative only if a “change in control” occurs and the executive’s employment with the Company is terminated within two years following the change in control or if there are significant changes in the executive’s position with the Company during such period which would allow the executive to leave for “good reason,” as defined in the agreements. Under such circumstances, each of such agreements provides for:

•	a lump sum payment of a multiple of years of the executive’s annual salary and target bonus;

•	continuation of health and life insurance and other employee welfare benefits provided by the Company;

•	immediate vesting of stock options; and

•	reimbursement of federal excise taxes, if any, resulting from the payment of the benefits under the agreement.

      The lump sum payment multiple is three years for the Chief Executive Officer and two and one-half years for Senior Vice Presidents. The benefits provided in the change of control agreements are in lieu of any separation or severance benefits under the executive’s employment agreement with the Company, if any, or under the Company’s termination, separation, severance or similar plans or policies.
      In consideration for the foregoing payments, each executive has agreed that, for a period of one year following the executive’s termination of employment upon a change in control, the executive will not engage in the same or a substantially similar business as that conducted and carried on by the Company or any of its subsidiaries or in a business which is directly competitive with the Company or any of its subsidiaries on the date of such termination or at any time during such one-year period.
REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION
COMMITTEE ON EXECUTIVE COMPENSATION
      The Management Development and Compensation Committee of Gerber Scientific’s Board of Directors presents this report regarding its executive compensation policies and compensation program in effect for the 2005 fiscal year for Gerber Scientific’s Chief Executive Officer and other executive officers. This report, as well as the performance graph included in this proxy statement, are not soliciting materials, are not deemed filed with the Securities and Exchange Commission and are not incorporated by reference in any filing of Gerber Scientific under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filing.
Compensation Philosophy
      Gerber Scientific’s primary objectives with respect to executive compensation are to attract, motivate and retain experienced and qualified executives; improve Gerber Scientific’s overall performance; increase shareholder value; and enhance the performance of individual executives. To achieve these objectives, Gerber Scientific offers its executive officers compensation opportunities that are linked to the Company’s business objectives and performance, individual performance, and contribution to enhanced shareholder value. Gerber Scientific designs and revises its compensation programs from time to time to be competitive within its industries. In fiscal 2005, the Committee used the services of an independent executive compensation consultant to evaluate the competitiveness of the Company’s executive compensation levels.
      Gerber Scientific’s executive compensation program consists primarily of (1) base salary, (2) annual incentive cash bonus opportunities and (3) long-term equity-based incentives. This report describes the three principal elements of compensation generally available to executives, with specific reference to compensation reported for fiscal 2005.
Fiscal 2005 Compensation
      Base Salary Compensation. The Committee establishes and reviews the base salaries of Gerber Scientific’s executive officers on an annual basis. The Committee evaluates each executive’s salary history, scope of responsibility, prior experience, past performance and expected contribution to Gerber Scientific’s future success. In the case of all executive officers other than the Chief Executive Officer, the Committee also considers the recommendations of the Chief Executive Officer.
      The Committee compares compensation levels for its executive officers to the compensation of executives employed by companies considered to be in Gerber Scientific’s peer group, which includes some of the companies in the peer group reflected in the performance graph included in this proxy statement. The Committee also considers each executive officer’s base pay relative to the executive’s total compensation package, including cash incentives and long-term equity-based incentives. In making its salary decisions, the Committee exercises its discretion and judgment based upon the foregoing factors. The Committee does not apply any formula to assign particular weight to any one factor. Based on information provided by the Company’s executive compensation consultant concerning the position of the base salaries of the Company’s named executive officers, when compared with the base salaries of executive officers employed by the Company’s peer group; and the achievement of individual goals and objectives, as determined by the Chief Executive Officer, and business unit performance, where applicable, the Committee approved increases in base salary in fiscal 2005 for the named executive officers of the Company.
      Annual Cash Bonuses. Gerber Scientific’s bonus plan provides for annual incentive bonus payments to be made to Gerber Scientific’s executive officers upon the achievement of pre-established performance goals which are linked to the financial performance of Gerber Scientific and its subsidiaries. The Committee establishes the performance goals each fiscal year from a number of financial objectives defined in the bonus plan, including cash flow and earnings before interest and taxes, or “EBIT.”
      The target bonus for each fiscal year is fixed by the Committee as a percentage of the executive’s base salary at the close of the prior fiscal year. Target bonus levels are set at the beginning of the fiscal year, but may be increased in the event of a promotion. The maximum cash bonus payable to any executive is two times the target bonus, with the actual bonus amount payable determined by the degree of achievement of the performance goals applicable to either Gerber Scientific or a designated subsidiary where the executive is employed. The target bonus levels are set after the Committee examines the bonus compensation paid to executives of companies considered to be in Gerber Scientific’s peer group.
      For fiscal 2005, the Committee established goals for bonuses under the bonus plan based on an equal weighting of EBIT and cash flow at the corporate level. Because these performance goals were not achieved, no bonuses were paid to any of the named executive officers under the bonus plan for fiscal 2005.
      Long-Term Incentive Compensation. A third component of an executive officer’s compensation consists of awards under Gerber Scientific’s stock incentive plan pursuant to which Gerber Scientific grants executive officers and other key employees options to purchase shares of common stock and other equity-based awards, including restricted shares. The Committee believes that long-term equity-based incentive awards strengthen Gerber Scientific’s ability to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of shareholders. The Committee believes that such equity-based compensation provides executives with a continuing stake in Gerber Scientific’s long-term success.
      Stock option and restricted stock grants are generally determined by the level of responsibilities and the performance of the executive officer. Stock options are granted with an exercise price equal to the fair market value of the underlying common stock on the date of grant and vest in equal amounts over a three-year period. Restricted stock awards vest according to terms established by the Committee at the time of grant. Vesting of particular awards may range from vesting upon grant to vesting over periods of up to five years after the grant date. Executives generally must be employed by Gerber Scientific at the time of vesting to exercise stock options or to receive common stock underlying grants of restricted stock free of restrictions.
      To determine the level and reasonableness of stock option grants to its Chief Executive Officer and other most highly compensated executive officers, the Committee makes it decision based, in part, on its review of executive stock option allocation practices of other companies considered to be within Gerber Scientific’s peer group, and upon information provided to it by its executive compensation consultant.
      The Committee approved stock option awards to executive officers for fiscal 2005, based on the same criteria noted above that were used in its decision to increase executive officer base salaries, including information provided by its executive compensation consultant.
Compensation of the Chief Executive Officer
      The Committee applies the policies summarized above in determining the annual compensation of the Chief Executive Officer. In fixing the long-term incentive components of the Chief Executive Officer’s compensation, the Committee emphasizes Gerber Scientific’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers of peer-group companies, the Chief Executive Officer’s performance, and awards granted to the Chief Executive Officer for prior fiscal years.

      Mr. Giles has served as Gerber Scientific’s President and Chief Executive Officer since his appointment by the board of directors on November 29, 2001. At that time, the Committee fixed Mr. Giles’s base salary at $345,000 after considering, among other factors, the base salaries of chief executive officers of peer-group companies, Gerber Scientific’s financial performance, and the then-current level and trend of Gerber Scientific’s stock price. Based on information provided by the independent executive compensation consultant, the Committee increased Mr. Giles’s base salary in fiscal 2005 from $345,000 to $500,000 and approved a grant of stock options for 100,000 shares in order to bring his base salary and long term incentive compensation closer to the median range of base salaries and equity incentive compensation of chief executive officers of peer group companies. Mr. Giles did not receive any cash bonus payments under the bonus plan for fiscal 2005, because the Company did not achieve the specific cash flow and EBIT goals established by the Committee.
Compliance with Section 162(m) of the Internal Revenue Code
      Under Section 162(m) of the Internal Revenue Code and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to any of Gerber Scientific’s five most highly compensated executive officers. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals. The committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to Gerber Scientific’s executive officers. The Committee believes that all compensation paid or granted in fiscal year 2005 to Gerber Scientific’s five most highly compensated executive officers is deductible for federal tax purposes.

Respectfully submitted,

Management Development and Compensation
Committee

W. Jerry Vereen, Chair
John R. Lord
Carole F. St. Mark
Compensation Committee Interlocks and Insider Participation
      W. Jerry Vereen, who serves as Chair, John R. Lord and Carole F. St. Mark served as members of the Management Development and Compensation Committee during fiscal 2005. No member of the Management Development and Compensation Committee during fiscal 2005 is or was an officer or other employee of the Company or any of its subsidiaries. No executive officer of the Company or any of its subsidiaries served as a member of the compensation committee or committee performing similar functions, or Board, of any other entity which had an executive officer serving as a member of the Company’s Board or Management Development and Compensation Committee during fiscal 2005.
Transactions With Related Parties
      During fiscal year 2005, W. Jerry Vereen, a Director of the Company, purchased from the Company goods in the amount of $107,000 in transactions that were in the ordinary course of business.

Shareholder Return Performance Graph
      The graph and table set forth below show the cumulative total shareholder return on the common stock compared to the Standard & Poor’s Small Cap 600 Index and the Dow Jones US Electronic Equipment Index, which is composed of stocks of publicly traded companies which are principally in the industrial equipment business, for the period between April 30, 2000 and April 30, 2005. The graph assumes $100 was invested on April 30, 2000 in the common stock and each of the indices. Total shareholder return is measured by dividing total dividends, assuming dividend reinvestment and no payment of brokerage or other commissions or fees, plus share price change for a period, by the share price at the beginning of the measurement period. Past performance is not necessarily indicative of future performance.
CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on April 30, 2000
with dividends reinvested

	Apr-00	Apr-01	Apr-02	Apr-03	Apr-04	Apr-05

Gerber Scientific, Inc.	$100	$52	$33	$61	$45	$53

S&P SmallCap 600	$100	$108	$126	$100	$139	$154

Dow Jones US Electronic Equipment Index*	$100	$51	$34	$27	$39	$38

*	Dow Jones US Electronic Equipment Index was formerly known as the Dow Jones Advanced Industrial Equipment Index.
INDEPENDENT ACCOUNTANTS
      KPMG LLP has served as Gerber Scientific’s independent registered public accounting firm for fiscal 2005 and 2004. Representatives of KPMG are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

Fees
      The following table sets forth the aggregate fees for services rendered by KPMG to the Company for fiscal 2005 and 2004:

	2005	2004

Audit services	$2,651,509	$1,102,909
Audit-related services	29,993	33,550
Tax services	292,645	171,257
All other fees	—	—

Total	$2,974,147	$1,307,716

      The Audit and Finance Committee of the Board considered whether the provision by KPMG of non-audit-related services was compatible with maintaining the independence of such independent accountants.
      Audit Services. The audit fees shown above were incurred principally for services rendered in connection with the audit of the Company’s consolidated financial statements and internal controls over financial reporting and associated filings with the SEC and other U.S. and foreign regulatory agencies. However, no fees were incurred in the 2004 fiscal year in connection with the audit of internal controls over financial reporting.
      Audit-Related Services. Audit-related services include assurance and related services that are traditionally performed by independent registered public accounting firms. The audit-related fees shown above for the 2005 and 2004 fiscal years were primarily incurred in connection with audits of the Company’s employee benefit plans.
      Tax Services. Tax services include services performed by KPMG’s tax department, except those services related to audits. The tax fees shown above were incurred in connection with the preparation of the Company’s tax returns and corporate tax consultations.
      All Other Fees. Gerber Scientific did not engage KPMG for “other” services in the 2005 or 2004 fiscal years.
Pre-Approval Policy
      The Audit and Finance Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. From July 2003 through June 2004, the Company’s policy required the Audit and Finance Committee to approve audit and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm on an individual engagement basis.
      In June 2004, the Audit and Finance Committee established a policy that provides for the general pre-approval of specific types of services. Pre-approval under this policy is generally provided for up to one year, is detailed as to the particular services or categories of services that are pre-approved, and specifies fee limits for each service or category of service. The independent registered public accounting firm and management are required to report periodically to the Audit and Finance Committee regarding the services provided by, and fees payable to, the independent registered public accounting firm in accordance with this pre-approval.
      During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the general pre-approval. In those instances, the pre-approval policy requires specific pre-approval before engaging such firm. In accordance with the policy, the Audit and Finance Committee has delegated to its Chairman the authority to address any requests for pre-approval of services between committee meetings. The Chairman must report any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

REPORT OF THE
AUDIT AND FINANCE COMMITTEE
      The Audit and Finance Committee of the Board currently consists of five members: Edward G. Jepsen, who serves as Chair, Randall D. Ledford, John R. Lord, A. Robert Towbin, and W. Jerry Vereen. Each member of the committee is “independent” under the rules of the New York Stock Exchange as currently in effect. In addition, the Board has determined that each of the committee members is financially literate and that Edward G. Jepsen qualifies as an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K.
      The committee operates under a written charter. The committee reviews and evaluates its charter at least annually and reports and makes recommendations to the Board with respect to any amendments or modifications of the charter. The charter was last amended in June 2004 to address current legislative and regulatory requirements.
      Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States, and the design and operation of the Company’s system of internal controls and procedures to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent integrated audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with generally accepted auditing standards in the United States and issuing a report on such financial statements and internal controls. The committee’s responsibility is, in an oversight role, to monitor, oversee and review these processes.
      In connection with the committee’s responsibilities, the committee reviewed the Company’s audited financial statements for the fiscal year ended April 30, 2005 and discussed these financial statements and the assessment of internal control over financial reporting with the Company’s management and the independent registered public accounting firm.
      The committee also reviewed and discussed with the Company’s independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), as amended (Communication with Audit Committees).
      The Company’s independent registered public accounting firm provided the committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The committee discussed with the Company’s independent registered public accounting firm the independence of such firm, a discussion that encompassed, among other things, whether the independent registered public accounting firm’s provision of non-audit-related services to the Company is compatible with maintaining the firm’s independence.
      Based upon the reviews and discussions with management and the independent registered public accounting firm referred to above, and the receipt of an unqualified opinion from KPMG dated July 12, 2005, the committee recommended to the Board that the financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended April 30, 2005 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Audit and Finance Committee

Edward G. Jepsen (Chair)
Randall D. Ledford
John R. Lord
A. Robert Towbin
W. Jerry Vereen

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act requires the Company’s Directors and executive officers and persons who beneficially own more than 10% of the common stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. The reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to the Company for fiscal 2005 or written representations that no other reports were required, the Company believes that the Company’s Section 16(a) reporting persons complied with all filing requirements for fiscal 2005.
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2006
      Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended, in order for such proposal to be included in the proxy statement for the Company’s Annual Meeting of Shareholders in 2006, must be received by the Corporate Secretary of the Company at the Company’s principal office in South Windsor, Connecticut, no later than April 10, 2006. The submission by a shareholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.
      Written notice of proposals of shareholders to be considered at the Annual Meeting of Shareholders in 2006 without inclusion in next year’s proxy statement must be received on or before June 24, 2006, in order to be considered timely for purposes of Rule 14a-4 under the Securities Exchange Act of 1934, as amended. If a notice is received after June 24, 2006, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the proxy statement. Proposals should be addressed to Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, Attention: Corporate Secretary.
OTHER MATTERS
      Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If other matters are properly brought before the meeting, including a proposal to adjourn the Annual Meeting to permit the solicitation of additional proxies in the event that one or more proposals have not been approved by a sufficient number of votes at the time of the Annual Meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

William V. Grickis, Jr.
Secretary
South Windsor, Connecticut
Dated: August 10, 2005

APPENDIX A
GERBER SCIENTIFIC, INC.
83 GERBER ROAD WEST
SOUTH WINDSOR, CONNECTICUT 06074
Directions to Corporate Headquarters of Gerber Scientific, Inc.
From New York City and Southern Connecticut
      Follow I-95 or Hutchinson River Pkwy/ Merritt Pkwy north to I-91. Continue north on 91. As you approach Hartford, exit to the right onto I-84 East (Exit 29). Follow I-84 East to Exit 64/65. Stay in far left lane. At end of ramp turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right into Kelly Road. Follow Kelly Road past Holiday Inn Express. Turn left onto Gerber Road. Follow signs for parking.
From Massachusetts
      Follow Interstate 90 to Interstate 84. Follow I-84 South/ West into Connecticut to Exit 64. Turn left off ramp into Kelly Road. Turn left onto Gerber Road. Follow signs for parking.
From New York State and Western Connecticut
      Follow Routes 44/202, 7 or 8 to Interstate 84 East. Continue on I-84 East through Hartford to Exit 64/65. Stay in far left lane. At end of ramp turn left. Move immediately into right lane. At second light (not including the light at the end of the exit ramp), turn right onto Kelly Road. Follow Kelly Road past Holiday Inn Express. Turn left onto Gerber Road. Follow signs for parking.

A-1

THERE ARE THREE WAYS TO VOTE YOUR PROXY

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This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLLFREE 1•800•786•8302, 24 hours a day, 7 days a week. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you direct. Available until 5:00 p.m. Local Time, September 20, 2005.
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TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.
The Board of Directors recommends a vote FOR each of the director nominees

1.	ELECTION OF DIRECTORS: Donald P. Aiken; Marc T. Giles; Edward G. Jepsen; Randall D. Ledford; John R. Lord; Carole F. St. Mark; A. Robert Towbin; and W. Jerry Vereen.	FOR each of the nominees listed at left (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for each of the nominees listed at left
	(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)	☐	☐

The undersigned shareholder(s) hereby acknowledge receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated August 10, 2005.

Dated:	, 2005

Signature(s)

Please date and sign exactly as name(s) appear on Proxy. Joint owners should both sign. Executors, Administrators, Trustees, etc. should so indicate when signing. Corporations should show full corporate name and title of signing officer. Partnerships should show full partnership name and be signed by an authorized person.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

P R O X Y
GERBER SCIENTIFIC,INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON WEDNESDAY, SEPTEMBER 21, 2005
     The undersigned shareholder(s) of Gerber Scientific, Inc. hereby appoint(s) Jay Zager and William V. Grickis, Jr., and each of them, with full and individual power of substitution, proxies and attorneys, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Gerber Scientific, Inc. which the undersigned shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of Gerber Scientific, Inc., to be held at the Corporate Headquarters of Gerber Scientific, Inc., 83 Gerber Road West, South Windsor, Connecticut 06074, on Wednesday, September 21, 2005 at 2:30 p.m., local time, and any adjournment or postponement thereof, as indicated on the reverse side, with all powers which the undersigned shareholder(s) would possess if personally present.
     Unless otherwise specified, this Proxy will be voted “FOR” proposal 1. The undersigned further authorizes such proxies to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.
(TO BE SIGNED, DATED, AND VOTED ON REVERSE SIDE.)